Exhibit A to Form 4 - Explanation of Response

1.      Pursuant to a letter agreement ("Letter Agreement") between Levine
Leichtman Capital Partners II, L.P., a California limited partnership (the
"Partnership") and the Issuer, the Issuer became obligated to issue 83,641 shares of Common Stock (the "Anti-Dilution Shares") to the Partnership if the
Issuer decided to pursue a new 2005 stock plan (the "Stock Plan") and seek the approval of its stockholders and the AMEX to the Stock Plan. The Issuer decided to pursue the Stock Plan and is in the process of obtaining the approval of its stockholders and the AMEX to the Stock Plan. On May 13, 2005, pursuant to the terms of an amendment to the Letter Agreement, the Issuer delivered the
Anti-Dilution Shares to the Partnership. The consideration for the Anti-Dilution
Shares was the consent of the Partnership to the Stock Plan.

As disclosed in the Issuer's proxy statement filed with the SEC on April 25,
2005, the Issuer expects that its stockholders will approve the Stock Plan at its next annual meeting. If, however, the Stock Plan is not approved by the stockholders or if the Issuer notifies the Partnership that AMEX will not approve the listing application covering the maximum number of shares of Common
Stock under the Stock Plan, the Partnership has agreed to return the
Anti-Dilution Shares to the Issuer.

2.      This Form 4 is being filed by more than one reporting person.  The
Partnership is the direct beneficial owner of the securities described above.
LLCP California Equity Partners II, L.P. ("General Partner") is the sole general partner of the Partnership. Levine Leichtman Capital Partners, Inc. ("Capital
Corp.") is the sole general partner of the General Partner. Arthur E. Levine is a director and shareholder of, and the President of, Capital Corp. Lauren B.
Leichtman is a director and shareholder of, and the Chief Executive Officer of,
Capital Corp.

Each of the General Partner, Capital Corp., Mr. Levine and Ms. Leichtman may be
deemed to be an indirect beneficial owner of the equity securities reported herein and disclaims beneficial ownership of such equity securities except to the extent of his, her or its indirect pecuniary interest therein.